Exhibit 4.2

Waterdrop Inc. - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$50,000 divided into

10,000,000,000 shares of a par value of US$0.000005 each, comprising of

i) 8,900,000,000 Class A Ordinary Shares of a par value of US$0.000005 each;

ii) 1,000,000,000 Class B Ordinary Shares of a par value of US$0.000005 each and

iii) 100,000,000 shares of a par value of US$0.000005 each of such class or classes (however designated)

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the Company on	by:

DIRECTOR